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                                                                     EXHIBIT 2.3

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of July 24, 1998, among Noble International, Ltd., a corporation incorporated under the laws of the State of Michigan ("Noble"), Noble Canada, Inc., a corporation incorporated under the laws of the Province of Ontario, Canada ("Acquisition"), Tiercon Holdings Inc., a corporation incorporated under the laws of the Province of Ontario, Canada ("Tiercon"), and Wrayter Investments Inc., a corporation incorporated under the laws of the Province of Ontario, Canada and the sole shareholder of Tiercon ("Seller").

         WHEREAS, Tiercon has entered into a certain Share Purchase Agreement dated July 2, 1998 (the "Triam Agreement"), between Tiercon and TRIAM Automotive Inc. ("Triam"), for the purchase by Tiercon of all of the outstanding shares of TRIAM Automotive Canada, Inc. ("Triam Canada");

         WHEREAS, Seller wishes to sell to Acquisition and Acquisition wishes to purchase from Seller, all of the issued and outstanding capital stock of Tiercon (collectively, the "Tiercon Shares");

         WHEREAS, Acquisition is a Subsidiary (as defined below) of Noble Canada Holdings, Limited ("Holdings"), a corporation incorporated under the laws of Nova Scotia and a wholly owned subsidiary of Noble;

         WHEREAS, the respective Boards of Directors of Noble, Acquisition and Tiercon have approved the transactions contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

Certain terms are used in this Agreement as specifically defined herein.

         1.1 Definitions of Certain Terms. The following terms shall have the meanings set forth below:

                  "Acquisition Transaction" has the meaning ascribed thereto in section 5.1 hereof.

                  "Charter Documents" has the meaning ascribed thereto in
         section 3.1 hereof.

                  "Closing" has the meaning ascribed thereto in section 2.7 hereof.



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                  "Closing Date" has the meaning ascribed thereto in section 2.7 hereof.

                  "Director" has the meaning ascribed thereto in section 6.2.8 hereof.



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                  "Exchangeable Shares" has the meaning ascribed thereto in
         section 2.3 hereof.

                  "Exchangeable Share Provisions" has the meaning ascribed thereto in section 2.5 hereof.

                  "Holdings" has the meaning ascribed thereto in the Recitals to this Agreement.

                  "Hunter Agreement" has the meaning ascribed thereto in section
         2.6 hereof.

                  "Liens" has the meaning ascribed thereto in section 2.1 hereof.

                  "Losses" has the meaning ascribed thereto in section 7.1 hereof.

                  "Noble Material Adverse Effect" shall mean an effect that does or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of Noble and its Subsidiaries, taken as a whole.

                  "Registration Rights Agreement" has the meaning ascribed thereto in section 2.5 hereof.

                  "Securities Act" has the meaning ascribed thereto in section
         4.2 hereof.

                  "SEC Reports" has the meaning ascribed thereto in section 4.3 hereof.

                  "Share Exchange Agreement" has the meaning ascribed thereto in section 2.3 hereof.

                  "Support Agreement" has the meaning ascribed thereto in
         section 2.4 hereof.

                  "Subsidiary" shall mean, with respect to any corporation, association or other business entity, any other corporation, association, or other business entity a majority (by number of votes) of the shares of capital stock (or other voting interests) of which is owned directly or indirectly by such corporation. and shall include any such other corporation, association or other business entity.

                  "Tax" means any federal, provincial, state or local tax or any foreign tax (including, without limitation, any net income, gross income, profits, premium, estimated, excise, sales, value added, goods and services, use, occupancy, gross receipts, franchise, license, ad valorem, severance, capital levy, capital tax, production, stamp, transfer, withholding, employment, unemployment, payroll or property tax, customs duty, or any other governmental charge or assessment), together with any interest, addition to tax, or penalty.



                   Stock Purchase Agreement (Tiercon), Page 3
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                  "Tax Act" means the Income Tax Act (Canada), as amended.

                  "Tax Return" means any return, amended return, declaration, report, estimate, information return, closing agreement, or statement required or permitted to be filed under the laws of any jurisdiction in respect of any Tax.

                  "Tiercon Material Adverse Effect" shall mean an effect that does or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of Tiercon, taken as a whole.

                  "Triam Documents" has the meaning ascribed thereto in section
         3.8 hereof.

                  "Turner Agreement" has the meaning ascribed thereto in section
         2.6 hereof.

                  "Wray Agreement" has the meaning ascribed thereto in section
         2.6 hereof.


                                    ARTICLE 2
                           SALE AND PURCHASE OF STOCK

         2.1 Sale and Purchase of Tiercon Shares. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign and deliver to Acquisition, and Acquisition shall purchase from the Seller, all of Seller's right, title and interest in and to the Tiercon Shares, together with all rights associated with such Tiercon Shares, free and clear of all liens, encumbrances, security interests, mortgages, pledges, charges, agreements, rights, options, warrants, restrictions and claims of any kind whatsoever, whether legal or equitable (collectively, "Liens").

         2.2. Consideration. In consideration for the sale by Seller of the Tiercon Shares, Acquisition shall issue to Seller 80,000 Exchangeable Shares (as defined below).

         2.3 Share Exchange Agreement. At the Closing (as defined below), Seller, Noble, Acquisition and Noble Canada Holdings, Ltd. ("Holdings") shall enter into a share exchange agreement substantially in the form attached as Exhibit A (the "Share Exchange Agreement") and Acquisition shall create a class of preferred shares of Acquisition designated as "Class T Exchangeable Non-Voting Preferred Shares" (the "Exchangeable Shares") that will have the rights, privileges and restrictions, and be subject to the conditions, set forth in Schedule A of the Share Exchange Agreement (the "Exchangeable Share Provisions").

         2.4 Support Agreement. Prior to the Closing, Noble, Holdings and Acquisition shall execute and deliver the Support Agreement (the "Support Agreement") in substantially the form set forth as Exhibit B.

         2.5 Registration Rights Agreement. At Closing, Seller and Noble shall execute and



                   Stock Purchase Agreement (Tiercon), Page 4
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deliver the Registration Rights Agreement (the "Registration Rights Agreement")
in substantially the form set forth as Exhibit C.

         2.6 Agreements with C.E.O., Chairman and C.O.O. At Closing, Acquisition shall execute and enter into: (a) an Employment Agreement between Tiercon and Fraser Wray, as President and Chief Executive Officer of Tiercon (the "Wray Agreement") in substantially the form set forth as Exhibit D; (b) a Services Agreement between Tiercon and Douglas Hunter, as Chairman of the Board of Directors of Tiercon (the "Hunter Agreement") in substantially the form set forth as Exhibit E; and (c) an Employment Agreement between Tiercon and Steve Turner, as Vice-President and Chief Operating Officer of Tiercon (the "Turner Agreement") in substantially the form set forth as Exhibit F.

         2.7 Closing and Closing Date. The execution and delivery of the documents required to effectuate the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gowling, Strathy & Henderson, Toronto, Ontario on July 24, 1998 (the "Closing Date") or at such other place and at such time as the parties hereto may agree.

         2.8 Contemporaneous Transactions. The parties hereby agree that each of the transactions contemplated by this Agreement that is in fact consummated shall, to the extent permitted by applicable law and not otherwise provided for herein, be deemed consummated substantially contemporaneously with any other transaction that is in fact consummated pursuant to this Agreement.

         2.9 Tax Filings. The Seller agrees that it will elect, and Noble agrees that it will cause Acquisition to elect, jointly under subsection 85(1) of the Tax Act, in the prescribed form and within the prescribed time for purposes of the Tax Act, that Seller's proceeds of disposition of its Tiercon Shares and Acquisition's cost of acquiring the Tiercon Shares shall be such amount as is directed by Seller, within the various limitations provided in subsection 85(1) of the Tax Act. The parties hereby agree to file such election as required by the Tax Act and the regulations thereunder so that the election will have full force and effect for purposes of the Tax Act.


                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         In order to induce Noble and Acquisition to enter into this Agreement, Seller hereby represents and warrants as follows:

         3.1 Due Organization, Authorization and Good Standing of Tiercon and Seller. Each of Tiercon and Seller is a corporation duly organized, validly existing and in good standing under the Ontario Business Corporations Act. Tiercon and Seller each has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement to consummate all transactions contemplated hereby. The execution, delivery and performance by Tiercon and Seller of this Agreement, and the consummation by Tiercon and



                   Stock Purchase Agreement (Tiercon), Page 5
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Seller of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Tiercon or Seller, as the case may be. This Agreement constitutes the valid and binding obligation of each of Tiercon and Seller, enforceable in accordance with its terms. Each of Tiercon and Seller has full corporate power and authority to carry on its business as now conducted and to own or lease and to operate its properties and assets where such properties and assets are now owned, leased or operated by it and where such business is now conducted by it. Neither Tiercon nor Seller are required to be licensed, qualified or registered to conduct business in any jurisdiction other than its jurisdiction of incorporation, other than where such failures to be so licensed, qualified or registered in the aggregate would not have a Tiercon Material Adverse Effect. True, complete and correct copies of the charter, By-laws and other analogous organizational documents (the "Charter Documents") of Tiercon and Seller as in effect on the date hereof have heretofore been delivered to Noble or will be delivered prior to Closing.

         3.2 No Violation or Approval. Except as set forth in this Section 3.2 and in Exhibit G attached hereto, the execution, delivery and performance by Tiercon and Seller of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or violation of, or a default under, or the acceleration of any payment obligation pursuant to, any law, rule or regulation applicable to Tiercon or Seller, as the case may be, any material agreement or instrument to which any of them is a party or by which any of them or any of their properties are bound, or any order, judgment or decree of any court or any governmental agency or body having jurisdiction over any of them or their properties or in a breach or a default under any of their Charter Documents. No consent, approval, order or authorization of, declaration or filing with, any governmental authority or entity or other party is required to be obtained or made by Tiercon in connection with the execution and delivery of this Agreement or the consummation by Tiercon of the transactions contemplated hereby other than (i) the expiration of the waiting period under Part IX of the Competition Act (Canada) with respect to the acquisition of Triam Canada by Tiercon; (ii) any applicable notification requirement under the Investment Canada Act; and (iii) such failures to obtain or make such other consents, approvals, orders, authorizations, declarations or filings that in the aggregate would not have a Tiercon Material Adverse Effect.

         3.3 Capital Stock. The authorized capital stock of Tiercon consists of an unlimited number of common shares of which 1,000 shares have been issued and are outstanding. Other than such 1,000 issued and outstanding shares, Tiercon has not issued or obligated itself to issue, any shares of capital stock or any outstanding options, warrants, rights, other agreements or commitments obligating it to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock. No preference shares of Tiercon are outstanding. All of the outstanding Tiercon Shares have been validly issued, fully paid and nonassessable and free of preemptive rights. None of the outstanding Tiercon Shares has been issued in violation of the preemptive rights of any security holder of Tiercon. No holder of outstanding Tiercon Shares is subject to personal liability solely by reason of being such a holder. Tiercon has no outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or that are convertible or exercisable


                   Stock Purchase Agreement (Tiercon), Page 6
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into securities having the right to vote) with holders of Tiercon Shares on any matter.

         3.4 Subsidiaries. Tiercon does not own, directly or indirectly, any capital stock, any partnership or equity or other ownership interest in, or any security issued by, any other corporation, organization, association, entity or business enterprise. There are no Subsidiaries of Tiercon.

         3.5 Title to Tiercon Shares. Seller is the legal and equitable owner of all issued and outstanding Tiercon Shares, free and clear of all Liens. There are no other shareholders of Tiercon. Upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Acquisition will acquire valid and marketable title to the Tiercon Shares, free and clear of all Liens.

         3.6 Authority of Seller. Seller has, and at the Closing Date will have, all requisite power and authority (i) to enter into this Agreement and all other instruments and agreements contemplated hereby, and (ii) to carry out and perform their obligations hereunder and pursuant to all instruments and agreements contemplated hereby. Seller has, and at the Closing Date will have, all requisite power and authority to sell and transfer the Tiercon Shares to Acquisition as provided herein. This Agreement is, and all agreements and instruments contemplated hereby, when executed and delivered in accordance with the terms hereof will be, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

         3.7 Accuracy of Representations in Triam Agreement. To the best knowledge of Seller and its officers, directors and shareholders, each and every representation and warranty made by Triam in Article 4 of the Triam Agreement and each and every representation and warranty made by Tiercon in Article 5 of the Triam Agreement (each of which is incorporated herein by reference) is, was and will be accurate, true and correct (with the exception of those items expressly set forth in writing from Tiercon to Noble prior to Closing) as of the date of this Agreement, the date of execution of the Triam Agreement, the closing of the transactions contemplated by the Triam Agreement, and the date upon which Closing of the transactions contemplated in this Agreement takes place.

         3.8 Triam Agreement and Related Documents. The Triam Agreement and all documents and instruments contemplated thereby (including but not limited to all indemnity agreements among any of Triam, Magna Automotive, Tiercon and Sellers) (collectively, the "Triam Documents") will remain in full force and effect and will not be void, voidable, discharged or otherwise affected by the change in ownership of Tiercon or the sale of shares from Seller to Acquisition as contemplated in this Agreement and neither Tiercon nor Seller has agreed to or permitted, nor will agree to or permit, any amendment thereto or waiver of any requirement thereof or default thereunder.

         3.9 No Assets or Liabilities Other Than in Connection With the Triam Agreement. Tiercon has owned and now owns no assets and has carried on no business or operations, and owes or is subject to, and through Closing will incur or be subject to, no liabilities, actual,


                   Stock Purchase Agreement (Tiercon), Page 7
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contingent or otherwise (including liabilities for taxes) other than (a) the rights and obligations accruing to Tiercon pursuant to the Triam Agreement and the transactions expressly contemplated thereby, and (b) professional and environmental auditors' fees incurred in connection with Tiercon's acquisition of Triam Canada.

         3.10 Brokers, Finders, etc. Except for the services of Tiercon's financial advisors, Newpoint Capital Partners Inc., all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Tiercon or Seller in such manner as to give rise to any valid claim against Tiercon, Acquisition or Noble for any brokerage or finder's commission, fee or similar compensation.

         3.11 Residency of Seller. The Seller is not a non-resident of Canada for the purposes of the Tax Act.

         3.12 Value and Gross Revenue Thresholds.

                  (a) For the purposes of this section 3.12, the "Relevant Date" in respect of an entity means the last day of such entity's most recently completed fiscal year or, if such entity has not completed a fiscal year, the Closing Date.

                  (b) As at the Relevant Date, the aggregate value of the assets of Tiercon and each of its affiliates (as such term is used under the Competition Act (Canada)) as at the time of closing, as stated in the records of each such entity used to prepare its financial statements (without deducting any amount for liabilities or encumbrances), determined in accordance with accounting principles normally used by such entities and that are generally accepted for the type of business carried on by such entities, was less than Cdn. $200 million.

                  (c) For the 12 months ended on the Relevant Date, the aggregate gross revenues from sales generated from the assets of Tiercon and each of its affiliates as at the time of closing, as stated in the records of each such entity used to prepare its financial statements (including all amounts accruing from the sale or lease of goods and all amounts accruing from the rendering of services, without deducting any expenses or other amounts incurred or provided for in relation to the sale or lease of goods or the rendering of services), determined in accordance with accounting principles that are normally used by such entities and that are generally accepted for the type of business carried on by such entities, was less than Cdn. $200 million.

                  (d) Since the date of its most recently completed fiscal year, none of Tiercon or any of its affiliates as at the time of closing has been a party to or otherwise been affected by any transaction or event, such as an acquisition or re-evaluation of assets for reporting purposes, which would increase the value of the assets or gross revenues above the thresholds described in subsections (b) and (c) above.



                   Stock Purchase Agreement (Tiercon), Page 8
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         3.13 Disclosure; Provision of Information. This Agreement, including the Exhibits hereto, and the certificates delivered or to be delivered in connection herewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading, and with regard to all copies of executed documents, such copies are true and accurate representations of the original executed documents now in effect.

                                    ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF NOBLE AND ACQUISITION

         In order to induce Tiercon and Seller to enter into this Agreement, Noble and Acquisition jointly and severally represent and warrant as follows:

         4.1 Due Organization, Authorization and Good Standing of Noble, Acquisition and Holdings. Noble is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia. Each other Subsidiary of Noble is a corporation or limited partnership duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation. Each of Noble, Acquisition and Holdings has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate all transactions contemplated hereby, as the case may be. The execution, delivery and performance of this Agreement by each of Noble and Acquisition, and the consummation of the transactions contemplated hereby by Noble, Acquisition and Holdings, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of each of them. This Agreement constitutes the valid and binding obligation of each of Noble and Acquisition, enforceable in accordance with its terms.

         4.2 Capital Stock. The authorized capital stock of Noble consists of
(i) 20,000,000 shares of common stock, no par value, of which, as of July 24, 1998, approximately 7,156,825 shares are outstanding; and (ii) 150,000 shares of preferred stock, $100 par value per share, of which, as of the date hereof, no shares are outstanding. Upon issuance of the Noble Common Shares in exchange for the Exchangeable Shares as provided in the Share Exchange Agreement and Schedule A thereto, such shares shall be validly issued, fully paid and nonassessable, free of preemptive rights and free of all Liens other than such as arise under applicable securities laws. The Noble Common Shares to be issued pursuant to the Share Exchange Agreement and Schedule A thereto will be issued in full compliance with all Canadian provincial securities laws and the United States Securities Act of 1933 (the "Securities Act") and the rules and regulations promulgated thereunder and all other relevant securities or blue sky laws of any state or other jurisdiction. No class of capital stock of Noble is entitled to preemptive rights.

         The authorized capital stock of Acquisition consists of an unlimited number of common shares and 80,000 Exchangeable Shares, of which, as of the date hereof, 1,000 common shares


                   Stock Purchase Agreement (Tiercon), Page 9
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are outstanding and all of which are owned by Holdings. All of the outstanding common shares of Acquisition have been, and any Exchangeable Shares issued pursuant to this Agreement will be, validly issued, fully paid and nonassessable, and free of preemptive rights. The Exchangeable Shares to be issued pursuant to this Agreement will be issued in full compliance with all applicable Canadian provincial securities laws and the rules and regulations promulgated thereunder.

         4.3 SEC Reports. Noble has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act through June 1, 1998, and Noble has made available to Tiercon copies of Noble's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and all final proxy statements and reports filed by Noble under the Exchange Act after such date, each as filed with the SEC (collectively, the "SEC Reports").

         4.4 Absence of Changes. From March 31, 1998 to the date of this Agreement, except as set forth in the SEC Reports (copies of which have all been provided by Noble to Tiercon), neither Noble nor any of its Subsidiaries has undergone any adverse change in its financial condition, or suffered any damage, destruction or loss (whether or not covered by insurance) that adversely affects its financial condition, the condition of its assets or the ability to conduct its business other than such changes in condition, damage, destruction or loss as in the aggregate would not have an Noble Material Adverse Effect; and from March 31, 1998 to the date of this Agreement, except as set forth in the SEC Reports, there has been no adverse change in the condition of the business of Noble or any of its Subsidiaries, whether as a result of any change as to accounts receivable, inventory or other assets, any loss of competitive position, any natural disaster, accident, strike, sabotage, or confiscation of property, or any other event or condition directly affecting or relating to Noble, whether or not related to any of the foregoing (including without limitation labour disputes, environmental audits or disclosures, and intellectual property disputes), except for such changes as would not in the aggregate have an Noble Material Adverse Effect.

         4.5 Value and Gross Revenue Thresholds; Investor Status.

                  (a) For the purposes of this section 4.5, the "Relevant Date" in respect of an entity means the last day of such entity's most recently completed fiscal year or, if such entity has not completed a fiscal year, the Closing Date.

                  (b) As at the Relevant Date, the aggregate value of the assets of Acquisition and each of its affiliates (as such term is used under the Competition Act (Canada)) as at the time of closing, as stated in the records of each such entity used to prepare its financial statements (without deducting any amount for liabilities or encumbrances), determined in accordance with accounting principles normally used by such entities and that are generally accepted for the type of business carried on by such entities, was less than Cdn. $200 million.

                  (c) For the 12 months ended on the Relevant Date, the aggregate gross


                  Stock Purchase Agreement (Tiercon), Page 10
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         revenues from sales generated from the assets of Acquisition and each of its affiliates as at the time of closing, as stated in the records of each such entity used to prepare its financial statements (including all amounts accruing from the sale or lease of goods and all amounts accruing from the rendering of services, without deducting any expenses or other amounts incurred or provided for in relation to the sale or lease of goods or the rendering of services), determined in accordance with accounting principles that are normally used by such entities and that are generally accepted for the type of business carried on by such entities, was less than Cdn. $200 million.

                  (d) Since the date of its most recently completed fiscal year, none of Acquisition or any of its affiliates as at the time of closing has been a party to or otherwise been affected by any transaction or event, such as an acquisition or re-evaluation of assets for reporting purposes, which would increase the value of the assets or gross revenues above the thresholds described in subsections (b) and (c) above.

                  (e) Acquisition is a "WTO Investor" for the purposes of the Investment Canada Act.

         4.6 Disclosure. This Agreement, including the Exhibits hereto and the certificates delivered or to be delivered in connection herewith and the SEC Reports referenced hereby, taken as a whole, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.


                                    ARTICLE 5
                                CERTAIN COVENANTS

         5.1 Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 8.1 hereof, except as required by law, Tiercon and Seller shall not (and it shall use its best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take, directly or indirectly, any of the following actions with any party other than Acquisition and its designees or agents: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire any of Tiercon's business, assets or capital shares whether by arrangement, amalgamation, merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing an "Acquisition Transaction"); (ii) disclose any information not customarily disclosed to any person concerning Tiercon's business or properties or afford to any person or entity access to Tiercon's properties, books or records, except in the ordinary course of business consistent with past practice and as required pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to an Acquisition Transaction, plan of reorganization, or other agreement calling for the sale of any of Tiercon's business and properties; or (iv) make or authorize any public statement, recommendation or solicitation with respect to any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to this Agreement.



                  Stock Purchase Agreement (Tiercon), Page 11

         5.2 Notification of Certain Matters. Between the date hereof and the Closing Date, each party shall give prompt notice in writing to the other parties of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (except for changes permitted or contemplated by this Agreement); (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in ARTICLE 6 hereof to be satisfied and; (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party.

         5.3 Other Limitations on Conduct of Business Prior to Closing. Seller and Tiercon hereby covenant and agree with Noble that, prior to Closing: (i) unless the prior written consent of Noble shall have been obtained and except as otherwise contemplated herein, Tiercon's business shall be operated, only in the usual, regular and ordinary course of business consistent with past practices;
(ii) they will use their reasonable efforts to preserve intact Tiercon's business organization and assets and maintain their rights and franchises; (iii) they will not authorize for issuance, issue or obligate itself to issue any shares of its capital stock or any options, warrants or rights, or enter into any other agreements or commitments obligating it to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock; and (iv) they will take no action that would (a) materially adversely affect the ability of Noble, Seller, Acquisition or Tiercon to obtain any necessary approvals of any third parties or any governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or
(b) materially adversely affect Seller's, Noble's, Acquisition's or Tiercon's ability to perform its respective covenants and agreements under this Agreement.

         5.4 Access to Information. Seller and Tiercon shall, subject to applicable law, afford Noble and its accountants, counsel and other representatives reasonable access during the period prior to the Closing Date to the following information relating to Tiercon and, to the full extent available to Tiercon or Seller, Triam Canada: (a) all financial statements, properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of such entities, as Noble may reasonably request. No information or knowledge obtained after the date hereof in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

         5.5 Further Assurances. Subject to the terms and conditions herein provided, and subject to its fiduciary obligations under law, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including without limitation the taking of all reasonable actions necessary to satisfy each condition precedent set forth in



                  Stock Purchase Agreement (Tiercon), Page 12

ARTICLE 6, to comply promptly with all legal requirements that may be imposed on any of them with respect to this Agreement or to procure any consent, approval, order or authorization of, or any exemption by, any governmental entity, or other third party, required to be obtained or made in connection with this Agreement or the taking of any action contemplated hereby.


                                    ARTICLE 6
                              CONDITIONS PRECEDENT

         6.1 Conditions Precedent to Tiercon's and Seller's Obligation to Close. The obligations of Tiercon and Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or substantially contemporaneously with the Closing, of the following conditions, compliance with which, or the occurrence of which may be waived in whole or in part by Tiercon and Seller in writing.

                  6.1.1 Representations; Covenants; Certificate. The representations and warranties of Noble and Acquisition contained in
         ARTICLE 4 hereof (except for clause (i) of the first sentence of Section 4.2 to the extent it refers to the number of issued and outstanding shares of Noble Common Shares) shall be true in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date; Noble and Acquisition shall in all material respects have performed and complied with all their respective obligations and covenants required by this Agreement to be performed or complied with prior to Closing; and each of Noble and Acquisition shall have delivered to Tiercon and Seller a certificate, dated the Closing Date and signed by the President or a Vice President of such company, as its respective obligations and covenants hereunder.

                  6.1.2 Opinion of Counsel for Noble and Acquisition. Seller shall have received from each of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, counsel for Noble, and Davies, Ward & Beck, counsel for Acquisition, respectively, a legal opinion, dated the Closing Date, with respect to legal matters related to this Agreement and the transactions contemplated hereby and in form and substance reasonably acceptable to Tiercon and Seller.

                  6.1.3 Injunctions. No temporary restraining order, preliminary or permanent injunction or other order by any Canadian or United States Federal or provincial or state court or governmental body prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and shall not have expired or been withdrawn or reversed.

                  6.1.4 Closing Documents. Noble, Acquisition and Holdings shall have executed and delivered to Seller, Tiercon, Wray or Hunter, as the case may be, or shall execute and deliver at Closing, all documents contemplated hereby and shall deliver at Closing all of the Exchangeable Shares required to be delivered to Seller hereunder.



                  Stock Purchase Agreement (Tiercon), Page 13

         6.2 Conditions Precedent to Obligations of Noble and Acquisition. The obligations of Noble and Acquisition to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or substantially contemporaneously with Closing, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Noble and Acquisition in writing:

                  6.2.1 Due Diligence. The results of the due diligence investigation of Tiercon, Seller and Triam Canada by Noble and Acquisition shall be satisfactory to Noble and Acquisition in their sole discretion.

                  6.2.2 Representations; Covenants; Certificate. The representations and warranties of Seller contained in ARTICLE 3 hereof shall be true in all material respects as of the date of this Agreement and the Closing Date with the same effect as though made as of the Closing Date; Tiercon and Seller shall in all material respects have performed and complied with all their respective obligations and covenants required by this Agreement to be performed or complied with prior to Closing; and Seller shall have delivered to Noble a certificate, dated the Closing Date and signed by its President or a Vice President, as to all of the obligations and covenants of Seller hereunder.

                  6.2.3 Opinion of Counsel for Tiercon and Seller. Noble and Acquisition shall have received from Gowling, Strathy & Henderson, counsel for Tiercon and Seller, a legal opinion, dated the Closing Date, with respect to legal matters related to this Agreement and the transactions contemplated hereby and in form and substance reasonably acceptable to Noble and Acquisition.

                  6.2.4 Required Consents. Consents and waivers required from any governmental authority with respect to the consummation of this Agreement and the transactions contemplated hereby shall have been filed, occurred, or been obtained, other than such consents, the failure to obtain which would not have any Tiercon or Noble Material Adverse Effect or any material adverse effect on the consummation of this Agreement.

                  6.2.5 Pre-Closing Documents. Seller and Tiercon shall have delivered to Acquisition, prior to the Closing Date: (i) a certified copy of the Articles of Incorporation of Tiercon, dated the Closing Date; (ii) a true, correct and complete copy of the By-Laws of Tiercon certified as such as of the Closing Date by the Secretary or Assistant Secretary of Tiercon; (iii) a Certificate of Status for Tiercon from the Province of Ontario, dated not earlier than five (5) days prior to the Closing Date; (iv) a certified copy of the resolutions of the board of directors of Tiercon authorizing the execution of this Agreement and all other documents and instruments contemplated hereby, and the performance of all acts required to be performed by Tiercon hereunder;
         (v) a certified copy of the Articles of Incorporation of Seller, dated the Closing Date; (vi) a true, correct and complete copy of the By-Laws of Seller certified as such as of the Closing Date by the Secretary or Assistant Secretary of Seller; (vii) a Certificate of Status for Seller from the Province of



                  Stock Purchase Agreement (Tiercon), Page 14

         Ontario, dated not earlier than five (5) days prior to the Closing Date; (viii) a certified copy of the resolutions of the board of directors of Seller authorizing the execution of this Agreement and all other documents and instruments contemplated hereby, and the performance of all acts required to be performed by Seller hereunder; and (ix) a certificate of the Secretary or Assistant Secretary of each of Tiercon and Seller, respectively, dated the Closing Date as to the incumbency and signature of the officer or officers signing this Agreement on behalf of Tiercon or Seller, as the case may be, and all other documents and instruments required to be executed and delivered by Tiercon or Seller hereunder, together with satisfactory evidence of the incumbency and signature of each such Secretary or Assistant Secretary.

                  6.2.6 Closing of Triam Canada Acquisition. Tiercon's acquisition of Triam Canada pursuant to the Triam Documents shall have closed or shall be ready to close not later than simultaneously with the Closing of the transactions contemplated by this Agreement.

                  6.2.7 Closing Documents. Tiercon, Seller, Wray and Hunter shall each have executed and delivered to Noble or Acquisition, as the case may be, or shall execute and deliver at Closing, all documents contemplated hereby and shall deliver at Closing all of the Tiercon Shares required to be delivered to Acquisition hereunder.

                  6.2.8 No Action Under Competition Act. Neither the Director of Investigation and Research (the "Director") appointed under the Competition Act (Canada) nor any of his representatives shall have advised Noble, Acquisition or Tiercon, or any of their representatives, that the Director intends to commence an inquiry or make an application under the Competition Act (Canada) in respect of any transaction contemplated by this Agreement.


                                    ARTICLE 7
                                 INDEMNIFICATION

         7.1 Indemnification of Noble and Acquisition. Seller agrees to indemnify and hold Noble and Acquisition, their Subsidiaries, officers, directors, successors and assigns, harmless from and against any and all claims, demands, proceedings, damages, liabilities, losses, costs or expenses (including without limitation, all legal and other professional fees and disbursements, interest, penalties and amount paid in settlement) ("Losses") which any of them may incur, suffer or become liable for, directly or indirectly, as a result of or in connection with:

                  (a) Any and all monetary damages or deficiency resulting from any misrepresentation, breach of warranty, and/or nonfulfillment of any agreement or covenant on the part of Tiercon or Seller, under this Agreement or resulting from any misrepresentation or omission from any certificate, schedule, list, or other instrument to be furnished by Tiercon or Seller to Noble and Acquisition under this Agreement; and



                  Stock Purchase Agreement (Tiercon), Page 15

                  (b) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses including reasonable attorneys fees, incident to any of the foregoing;

provided, however, that within sixty (60) days after learning of the assertion of any claim against which Noble and/or Acquisition claim indemnification hereunder, Noble and/or Acquisition, as the case may be, shall notify Seller and afford it the opportunity to assume the defense or monetary settlement thereof at Seller's own expense with counsel of Seller's choosing, and Noble and/or Acquisition, as the case may be, shall have cooperated fully to make available to Seller all pertinent information under their control or in their possession. Noble and Acquisition shall have the right to join in the defense of any such claim with counsel of their own choosing and at their own expense.

         7.2 Indemnification of Seller. Acquisition hereby agrees to indemnify and hold Seller, its successors and permitted assigns harmless from and against any and all liability, loss, cost or expense which Seller may suffer or become liable for as a result or in connection with:

                  (a) Any and all liabilities, obligations and claims, which arise from the operation of the business of Tiercon after the Closing Date, other than to the extent resulting from any malfeasance, misfeasance, negligence, or actions of Seller or any matter referred to in Section 7.1; and

                  (b) Any and all monetary damages or deficiency resulting from any misrepresentation, breach of warranty, and/or nonfulfillment of any agreement or covenant on the part of Noble and/or Acquisition under this Agreement or resulting from any misrepresentation or omission from any certificate, schedule, list, or other instrument to be furnished by Noble and/or Acquisition to Seller under this Agreement;

provided, however, that within sixty (60) days after learning of the assertion of any claim against which a Seller claims indemnification hereunder, such Seller shall notify Acquisition and afford it the opportunity to assume the defense or monetary settlement thereof at its own expense with counsel of its choosing, and such Seller shall have cooperated fully to make available to Acquisition all pertinent information under its control or in its possession. Seller shall have the right to join in the defense of any such claim with counsel of its own choosing and at Seller's own expense.

         7.3 Failure to Provide Timely Notice. Notwithstanding the notice requirements provided in Sections 7.1 and 7.2, the right to indemnification under this Agreement shall not be affected by any failure to give or any delay in giving such notice unless, and then only to the extent that, the rights and remedies of the party to whom such notice was to have been given shall have been prejudiced.

         7.4 Minimization of Indemnities. The parties hereto shall each use reasonable efforts to minimize the obligation of the other to indemnify under this Agreement, by, among other



                  Stock Purchase Agreement (Tiercon), Page 16 reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability.

         7.5 Assignment of Claims. The parties agree that upon satisfaction of the obligation to indemnify hereunder, and in consideration thereof, to assign to the party making such payment or giving such credit, any and all claims, causes of action and demands of whatever kind and nature which such indemnified party may have against any person, firm or other entity giving rise to such indemnified loss, and to reasonably cooperate in any efforts to recover therefrom.

         7.6 Acquisition's Right to Settle Claims. After Closing, notwithstanding anything herein contained to the contrary, in the event that, in order to protect Tiercon and its business and assets after acquisition of the Tiercon Shares by Acquisition hereunder, Acquisition shall desire to cause Tiercon to settle any claims or actions, the defense of which Seller would otherwise be entitled to assume pursuant to the provisions hereof, Acquisition shall be entitled to cause Tiercon to so settle such claim or action, after first giving Seller not less than five (5) days prior written notice of such claim or action and the proposed settlement, and the terms of such settlement shall be binding upon Seller so long as they are commercially reasonable.


                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Amendments and Supplements. At any time before Closing, this Agreement, the Share Exchange Agreement and the Registration Rights Agreement may be amended or supplemented by a written instrument signed by all of the parties hereto and approved by their respective Boards of Directors.

         8.2 Survival of Representations and Warranties. The representations and warranties made by Seller in Section 3.7 of this Agreement shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months following the actual Closing Date. All other representations and warranties made by the parties hereunder, including but not limited to all other representations and warranties in ARTICLE 3 and ARTICLE 4, shall survive the Closing and shall remain in full force and effect for a period of two (2) years following the actual Closing Date.

         8.3 Expenses. Whether or not Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Province of Ontario and the federal laws of Canada applicable therein.


                  Stock Purchase Agreement (Tiercon), Page 17

         8.5 Notice. All notices and other communications required or permitted hereunder shall be in writing (including any facsimile transmission or similar writing), and shall be sent either by telecopy, hand delivery, or reputable overnight courier, addressed as follows or to such other address or addresses of which the respective party shall have notified the other party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted and the appropriate answer back is received, (ii) if given by reputable overnight courier, one business day after being delivered to such courier or (iii) if given by any other means, when received at the address specified in this Section.

                  (a)      if to Noble at:

                           Noble International, Ltd.
                           33 Bloomfield Hills Parkway, Suite 155
                           Bloomfield Hills, Michigan 48304
                           Fax:     (248) 594-9501
                           Attention:       Robert J. Skandalaris and
                                            Michael C. Azar

                   (b)     if to Holdings at:

                           Noble Canada Holdings, Ltd.
                           c/o Nicholas Leblovic
                           Davies, Ward & Beck
                           1 First Canadian Place, 44th Floor
                           Toronto, Ontario M5X 1B1
                           Fax: (416) 863-0871

                           With a copy to:

                           Noble International, Inc.
                           33 Bloomfield Hills Parkway, Suite 155
                           Bloomfield Hills, Michigan 48304
                           Fax: (248) 594-9501
                           Attention:       Robert J. Skandalaris and
                                            Michael C. Azar



                   (c)     if to the Corporation at:

                           Noble Canada, Inc.
                           c/o Nicholas Leblovic
                           Davies, Ward & Beck
                           1 First Canadian Place, 44th Floor
                           Toronto, Ontario M5X 1B1
                           Fax: (416) 863-0871



                  Stock Purchase Agreement (Tiercon), Page 18

                           With a copy to:

                           Noble International, Ltd.
                           33 Bloomfield Hills Parkway, Suite 155
                           Bloomfield Hills, Michigan  48304
                           Attn:    Robert Skandalaris and Michael Azar

                  and in all of the above cases, with required additional copies to:

                           Jaffe, Raitt, Heuer & Weiss, Professional Corporation One Woodward Avenue, Suite 2400
                           Detroit, Michigan 48226
                           Fax: (313) 961-8358
                           Attention:       Peter Sugar

                           and

                           Davies, Ward & Beck
                           1 First Canadian Place, 44th Floor
                           Toronto, Ontario M5X 1B1
                           Fax: (416) 863-0871
                           Attention:       Nicholas Leblovic

                  (d)      if to Seller:

                           Wrayter Investments, Inc.
                           c/o R. Douglas S. Hunter
                           Gowling, Strathy & Henderson
                           Commerce Court West, Ste. 4900
                           Toronto, Ontario M5L 1J3

                  (e)      if to Tiercon:

                           Davies, Ward & Beck
                           1 First Canadian Place, 44th Floor
                           Toronto, Ontario M5X 1B1
                           Fax: (416) 863-0871
                           Attention:       Nicholas Leblovic

                           and

                           Gowling, Strathy & Henderson
                           Commerce Court West, Ste. 4900



                  Stock Purchase Agreement (Tiercon), Page 19

                           Toronto, Ontario M5L 1J3
                           Fax: (416) 862-7661
                           Attention:       R. Douglas S. Hunter

         8.6 Counterparts. This Agreement and any amendments or supplements thereto may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.


                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]



                  Stock Purchase Agreement (Tiercon), Page 20

STOCK PURCHASE AGREEMENT
TIERCON HOLDINGS INC.
SIGNATURE PAGE


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NOBLE                                   ACQUISITION

NOBLE INTERNATIONAL, LTD.               NOBLE CANADA, INC.


By:      ____________________________   By:      ______________________________

Its:     ____________________________   Its:     ______________________________



TIERCON                                 SELLER

TIERCON HOLDINGS INC.                   WRAYTER INVESTMENTS INC.


By:      ____________________________   By:      ______________________________

Its:     ____________________________   Its:     ______________________________


                  Stock Purchase Agreement (Tiercon), Page 21

                                    EXHIBIT G



                  Stock Purchase Agreement (Tiercon), Page 22